Exhibit 10.25

VistaGen Therapeutics, Inc.
384 Oyster Point Blvd. #8

South San Francisco, CA 94080 650.244.9990 fax: 650.244.9979 www.vistagen.com

VistaGen

February 12, 2010

. Ahmad Hakim-Elahi, Ph.D., J.D. Executive Director, Research Administration Office of Research University of California, Davis 1850 Research Park Drive Suite 300 Davis, CA 95618
Re: Payment of Amounts Invoiced to VistaGen by UC Davis under the
UC Davis/VistaGen Sponsored Research Collaboration Agreement, dated March 1. 2008 fthe "Agreement")

Dear Ahmad,

This letter is intended to replace and supersede our letter agreement, dated October 12, 2009, with respect to the captioned matter (the "October Agreement").

Since October 2009, we have done the following pursuant to the October Agreement:

1.  Paid $15,000 to the Regents of the University of California ("University") upon our mutual execution and delivery of the October Agreement;

2.  Issued a 10% promissory note payable to the University in the principal amount of $90,000 ("Note 1")
     a. You will recall that the principal amount of Note 1 is equal to the following:
         i. the approximate balance owed for the first and second quarterly payments under the Agreement ($75,000, the amount remaining after deducting the $15,000 payment noted above); and
       ii.   a special administrative premium of $ 15,000.

3. Paid $30,000 under Note 1 (Installments 1 and 2).

So, since we delivered the October Agreement, we have paid $45,000 to the University. The approximate balance remaining under Note 1 is $60,000.

To continue to demonstrate our good faith efforts towards building a long term relationship with the University, we are prepared to do the following within five (5) business days of our receipt of the University's countersignature to this letter and our receipt of original Note 1 for cancellation:

       -  Acknowledge that the reports, as submitted to us by the University on December 14, 2009 comply with all requirements of the Agreement;
       -  Issue a new 10% promissory note payable to the University in the principal amount of $ 170,000 (the "New Note"). The principal amount of the New Note includes the following:
           o  $60,000 (the approximate outstanding balance of Note 1);
           o  $90,000 (the amounts invoiced by the University for the third and fourth quarterly periods under the Agreement); and
           o  $20,000 (a special administrative premium).

The New Note shall be payable in the following installments:

1. $ 15,000 on or before February 15,2010;
2. $15,000 on or before April 30,2010;
3. $15,000 on or before May 31,2010; and
4. $ 125,000, plus all accrued interest, on or before June 30,2010.

Notwithstanding the installment payment schedule above, if we complete our initial public offering ("IPO") in Canada prior to June 30,2010, we agree to pay the then outstanding balance of the New Note in full within ten (10) business days after the date on which we complete the IPO. At present, we expect to complete the IPO on or about April 15, 2010.

The proposed arrangement is intended to (a) settle all matters with respect to the reports required under the Agreement, (b) generate an aggregate $35,000 special administrative premium for the University under the Agreement ($15,000 included in Note 1 and an additional $20,000 to be included with that initial premium in the New Note), and (c) improve our ability to complete our IPO. I appreciate your considerations of the above.

Should you have any further questions, please do not hesitate to contact me. Very truly yours,
             Name:
Ahmad Hakfm-Elahi, Ph.D J D
Title:                     Executive Director, Research Administration